UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

April 16, 2021
Date of Report (Date of earliest event reported)

ABRAXAS PETROLEUM CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	1-16071	74-2584033
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

18803 Meisner Drive
San Antonio, Texas 78258
(210) 490-4788
(Address of principal executive offices and Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $.01 per share	AXAS	The NASDAQ Stock Market, LLC

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.04. Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

On April 12, 2021, Morgan Stanley Capital Group, Inc. (“Morgan Stanley”), a hedge counterparty to several of our hedging contracts, sent us notice of events of default and early termination with respect to the hedging contracts to which they are a counterparty (the “Hedge Terminations”). The notice indicates Morgan Stanley’s election to exercise termination rights under the hedge contracts, which Morgan Stanley asserts have arisen as a result of the occurrence of events of default under our first lien credit facility, of which Morgan Stanley is a lender, holding approximately 3.7% of the outstanding obligations under the first lien credit facility. The Morgan Stanley Hedge Terminations resulted in additional defaults (the “Additional Events of Default”) under our first lien credit facility, and both the Hedge Terminations and such additional defaults resulted in additional events of default by us under our certain Term Loan Credit Agreement, dated as of November 13, 2019, as amended (the “Second Lien Credit Agreement”).

Prior to receipt of the Morgan Stanley Hedge Terminations, we had entered into forbearance agreements with the first lien credit facility administrative agent (and the required percentage of first lien credit facility lenders) and Angelo Gordon Energy Services, LLC (“Angelo Gordon”), holder of the second lien indebtedness, that extended to April 15, 2021 and were in the process of being further extended to May 6, 2021 to facilitate discussions among the lenders and us regarding potential strategic transactions that could have the effect of consolidating and/or reducing our aggregate indebtedness. Following the Hedge Terminations, the extensions of the forbearance agreements to May 6, 2021 were not executed and agreed to on or before April 15, 2021 and have not yet been approved by all required parties.

On April 16, 2021, we received a Notice of Default and Reservation of Rights (the “Notice of Default”) from Angelo Gordon stating that we have defaulted under the Second Lien Credit Agreement, with Angelo Gordon as administrative agent and issuing lender and that, as a result, the lenders have accelerated our obligations due thereunder and have reserved their rights to pursue additional remedies in the future. As of April 16, 2021, the outstanding balance on the Second Lien Credit Agreement was approximately $127.9 million (the “Obligations”).

The Notice of Default describes certain events of default that occurred under the Second Lien Credit Agreement as a result of (i) our failure to file timely our Form 10-K for the fiscal year ended December 31, 2020, (ii) our failure to timely deliver audited financial statements without a “going concern” or like qualification for the fiscal year ended December 31, 2020, and (iii) other defaults under our revolving credit facility.

The Notice of Default declares that our Obligations are immediately due and payable, in each case without presentment, demand, protest or other requirements of any kind, and have begun to bear interest at the rate applicable to such amount under the Second Lien Credit Agreement, plus an additional 3%. Additionally, the administrative agent and the lenders have reserved their right to exercise further rights, powers and remedies under the Second Lien Credit Agreement, at any time or from time to time, with respect to any of the events of default described above. Angelo Gordon has expressed a willingness to forbear from exercising remedies available to it until May 6, 2021 if the first lienholders are willing to agree to an extension on acceptable terms.

The matters described above resulted from certain defaults under our first lien credit facility, specifically, we did not satisfy the first lien debt to consolidated EBITDAX ratio covenant as of the December 31, 2020 measurement date and such failure represented an event of default under such facility. In addition to the existing events of default,  we do not anticipate that we will  maintain compliance with our second lien credit facility total leverage ratio covenant or the minimum asset coverage ratio, both of which will be  first tested as of September 30, 2021 over the next twelve months. The inability to maintain compliance with the covenants of our second lien credit facility would represent an additional default under our first lien credit facility as of the end of any such future fiscal quarters.

We are evaluating the available financial alternatives and are in discussion with our lenders seeking additional forbearance, waivers or amendments to the covenants or other provisions of our revolving credit facilities to address any current and future default relating to the covenants in question. We are in the process of addressing the existing defaults by seeking both forbearance agreements with, and waivers from, our lenders. No assurance can be provided that such forbearance agreements or waivers will be obtained. If, upon a future default, we are unable reach an agreement with our lenders or find acceptable alternative financing, the lenders under our first lien credit facility may choose to accelerate repayment, which in turn may result in an event of default under the credit facilities. If our lenders accelerate the payment of amounts outstanding under our credit facilities, we do not currently have sufficient liquidity to repay such indebtedness and would need additional sources of capital to do so. We could attempt to obtain additional sources of capital from asset sales, public or private issuances of debt, equity or equity-linked securities, debt for equity swaps, or any combination thereof. However, we cannot provide any assurances that we will be successful in obtaining capital from such transactions on acceptable terms, or at all.

We have entered into agreements with several of our swap counterparties and intend to enter into an agreement with our remaining swap counterparty for the termination of all of our hedging contracts.  The termination of these agreements allows us to avoid accruing additional obligations while we evaluate financial alternatives with our credit facility lenders.

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On April 16, 2021, we received a notice (the “Notice of Noncompliance”) from the Nasdaq Stock Market LLC (“Nasdaq”) stating that because we had not yet filed our Annual Report on Form 10-K for the period ended December 31, 2020 (the “Form 10-K”), we are no longer in compliance with Nasdaq Listing Rule 5250(c)(1). Nasdaq Listing Rule 5250(c)(1) requires listed companies to timely file all required public financial reports with the Securities and Exchange Commission.

The Notice of Noncompliance states that we have 60 calendar days to submit to Nasdaq a plan to regain compliance with the Nasdaq Listing Rules (the “Plan”). We are working to resolve this matter and expects to submit our Plan to Nasdaq within the 60 calendar day period. If Nasdaq accepts our Plan, then Nasdaq may grant us up to 180 calendar days from the prescribed due date for filing the Form 10-K (as extended pursuant to Rule 12b-25 under the Securities Exchange Act of 1934), or until October 12, 2021, to regain compliance. If Nasdaq does not accept our Plan, then we will have the opportunity to appeal that decision to a Nasdaq Hearings Panel.

Our employees and professional advisors remain dedicated to working diligently to complete all required information to file the Form 10-K as soon as reasonably possible.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAXAS PETROLEUM CORPORATION

By: /s/ Steven P. Harris
Steven P. Harris
Vice President, Chief Financial Officer

Dated: April 22, 2021